Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air France-KLM S.A.:

We consent to the use of our report dated June 21, 2005, except for Notes 35 to 37 to the consolidated financial statements as to which the date is July 19, 2005, with respect to the consolidated balance sheets of Air France-KLM S.A. as of March 31, 2005, 2004, and 2003 and the related consolidated statements of income, cash flows and changes in stockholders’ equity, for the years then ended, to the reference to our firm under the heading “Selected Financial Data” in the Annual Report on Form 20F of Air France-KLM for the year ended March 31, 2005, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report refers to the following points:

(i)	the changes in accounting principles under French GAAP described in Note 2.1 to the consolidated financial statements:

•	The adoption as of April 1, 2002 of the approach by component for the recognition of costs related to major airframe inspections and engine maintenance;
•	The adoption as of April 1, 2002 of the percentage of completion method with respect to the revenue recognition of all long-term contracts whose term exceed six months;
•	The accounting for certain long-service awards following the recommendation of the French National Accounting Board (“Conseil National de la Comptabilité”) as of April 1, 2003.

(ii)	the change in accounting estimates described in Note 2.2 to the consolidated financial statements that relates to the frequent flyers loyalty programs.

(iii)	Note 3.2 discloses the main assumptions used in KLM’s purchase price allocation and the fair value determination of its assets and liabilities at the acquisition date. Such note highlights that Air France-KLM is awaiting for some further clarification from the International Accounting Interpretation Committee (“IFRIC”) in connection with the recognition of pension assets surplus. In the meantime, the group decided not to amortize from the second quarter of the year ended March 31, 2005 the portion of the negative goodwill resulting from the recognition of KLM’s pension asset surplus. The effects of the final decision of the IFRIC on the recognition or not of the pension asset surplus are disclosed in note 22.2.

(iv)	Note 35 explains that certain 2004 and 2003 financial statement information prepared in accordance with accounting principles generally accepted in the United States of America, has been restated.

/s/ KPMG S.A.

Paris la Défense, France

October 20, 2005